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                                                                    Exhibit 23.1



                   CONSENT OF KPMG LLP, INDEPENDENT AUDITORS



The Board of Directors
Integrated Process Equipment Corp.


         We consent to incorporation by reference in the Registration Statement on Form S-2 of Integrated Process Equipment Corp. of our report dated August 4, 1998, relating to the consolidated balance sheets of Integrated Process Equipment Corp. and subsidiaries as of June 30, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1998, which report appears in the June 30, 1998 Annual Report on Form 10-K of Integrated Process Equipment Corp.

                                  /s/ KPMG LLP


Phoenix, Arizona
May 5, 1999